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EXHIBIT 23

Consent of Independent Registered Public Accounting Firm


The Governance and Compensation Committee of the Airgas, Inc. Board of Directors:

We consent to incorporation by reference in the registration statement
(No. 333-107872) on Form S-8 of Airgas, Inc. of our report dated March 16, 2005 relating to the statements of financial position of the Airgas, Inc. 2003 Employee Stock Purchase Plan (the Plan) as of December 31, 2004 and 2003, and the related statements of changes in participants' equity, for the year ended December 31, 2004 and the period from July 29, 2003 (inception) through December 31, 2003, which report is included in the December 31, 2004 annual report on Form 11-K of the Airgas, Inc. 2003 Employee Stock Purchase Plan.



/s/ KPMG LLP


Philadelphia, Pennsylvania
March 23, 2005